                                                                   EXHIBIT 10.12

February 8, 2006

Rodman & Renshaw, LLC
1270 Avenue of the Americas, 16th Floor
New York, NY 10020

          Re: Asia Automotive Acquisition Corporation

Gentlemen:

          This letter will confirm the agreement of the undersigned to purchase warrants ("Warrants") of Asia Automotive Acquisition Corporation ("Company") included in the units ("Units") being sold in the Company's initial public offering ("IPO") upon the terms and conditions set forth herein. Each Unit is comprised of one share of Common Stock and one Warrant. The shares of Common Stock and Warrants will not be separately tradeable until 60 days after the effective date of the Company's IPO unless Rodman & Renshaw, LLC ("Rodman") informs the Company of its decision to allow earlier separate trading.

          The undersigned agrees that on or prior to the date of the closing of the IPO it will enter into an agreement or plan in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1932, as amended (the "Exchange Act"), with an independent broker-dealer (the "Broker") registered under Section 15 of the Exchange Act which is neither affiliated with the Company, the Representatives nor part of the underwriting or selling group, pursuant to which the Broker will purchase up to $200,000 of Warrants in the public marketplace for the undersigned's account during the forty-five trading day period commencing on the later of (i) the date separate trading of the Warrants has commenced or (ii) 60 calendar days after the end of the restricted period under Regulation M, at market prices not to exceed $1.40 per Warrant ("Maximum Warrant Purchase"). The undersigned shall instruct the Broker to fill such order in such amounts and at such times as the Broker may determine, in its sole discretion, during the forty-five trading day period described above.

          The undersigned shall instruct the Broker to make, keep and produce promptly upon request a daily time-sequenced schedule of all Warrant purchases made pursuant to this agreement, on a transaction-by-transaction basis, including (i) size, time of execution, price of purchase; and (ii) the exchange, quotation system, or other facility through which the Warrant purchase occurred.

          The undersigned may notify Rodman that all or part of the Maximum Warrant Purchase will be made by one or more affiliates of the undersigned (or another person or entity introduced to Rodman by the undersigned (a "Designee")); provided, however, that the undersigned hereby agrees to make payment of the purchase price of such purchase and to fulfill its Maximum Warrant Purchase in the event and to the extent that its affiliate or Designee fails to make such payment or purchase.

          The undersigned agrees: (i) that neither it nor its Designee shall sell or transfer any of the Warrants purchased by the undersigned or its Designee pursuant to this letter agreement until after the consummation of a Business Combination (as defined in the Certificate of Incorporation of the Company); and (ii) at the option of Rodman, the certificates for such Warrants shall contain a legend indicating such restriction on transferability.

                                        Very truly yours,

                                        Globis Overseas Fund, Ltd.



                                        By: /s/ Paul Packer
                                            ------------------------------------
                                            by Globis Capital Management L.P.,
                                            by Globis Capital LLC,
                                            by Paul Packer, Managing Member


ACKNOWLEDGED AND AGREED:

Rodman & Renshaw, LLC


By:
    ---------------------------------